Exhibit 23.2

[KPMG LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New York Community Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of New York Community Bancorp, Inc. (the “Company”) of our reports dated February 28, 2007, relating to the consolidated statements of condition of New York Community Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report, which is incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2006, which is incorporated by reference in the Company’s Registration Statement on Form S-4. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

June 19, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.